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                                                                   EXHIBIT 99.1

                           SANTA FE GAMING CORPORATION
                               4949 NO. RANCHO DR.
                               LAS VEGAS, NV 89130

FOR IMMEDIATE RELEASE:
THURSDAY, SEPTEMBER 2, 1999

                      SANTA FE GAMING CORPORATION ANNOUNCES
             APPROVAL OF JOINT DISCLOSURE STATEMENT FILED BY PIONEER
                    FINANCE CORP. AND PIONEER HOTEL INC. AND
                  DISMISSAL OF INVOLUNTARY BANKRUPTCY PETITION

Las Vegas, Nevada. - Santa Fe Gaming Corporation (OTC Bulletin Board:
SGMG)("SFGC") announced that on Monday, August 30, 1999, the United States Bankruptcy Court for the District of Nevada entered an order approving the Disclosure Statement filed to accompany the joint plan of reorganization by Pioneer Finance Corp ("PFC") and Pioneer Hotel Inc ("PHI") in their voluntary proceedings for reorganization under Chapter 11. The joint plan of reorganization was filed in accordance with the consents obtained from holders of approximately 75% of the outstanding principal amount of 13.5% First Mortgage Notes ("13.5% Notes"), pursuant to which PFC agreed to file for relief under Chapter 11 and the consenting holders agreed to vote to accept a plan of reorganization substantially similar to the treatment proposed in the Offering Circular and Consent Solicitation Statement, dated October 23, 1998, as amended (the "Consent Solicitation"). The Court tentatively set October 25, 1999 for commencement of confirmation hearings on the joint plan of reorganization.

         In addition, the Bankruptcy Court announced a decision on Friday August 20, 1999, to dismiss the involuntary petition filed against SFGC in January 1999 by certain holders of 13.5% notes issued by PFC who did not consent to the Consent Solicitation. The decision to dismiss the involuntary proceedings was issued after SFGC filed the necessary waivers from insiders required by the Court, pursuant to an order dated March 19, 1999. The order of dismissal is subject to the Company filing a supplemental agreement and declaration by an insider with respect to certain transactions.

         Santa Fe Gaming owns and operates the Santa Fe Hotel and Casino in northwest Las Vegas and the Pioneer Hotel and Gambling Hall in Laughlin, Nevada. In addition, SFGC holds several real estate parcel for development within or in the area surrounding Las Vegas, Nevada.

CONTACT:          Thomas K. Land
                  Chief Financial Officer
                  Santa Fe Gaming Corporation
                  702-658-4340